Exhibit 10.1

LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement, including any country-specific terms and conditions set forth in the attached Appendix (collectively, the “Agreement”), is between Logitech International S.A., a Swiss company (the “Company”), and the Participant named below and is made pursuant to the Logitech International S.A. 2006 Stock Incentive Plan (the “Plan”).  To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning given to them in the Plan.                        In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms of the Plan shall prevail.

In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1.                                      Grant of Restricted Stock Units.  The Company hereby grants to the Participant named below the number of Restricted Stock Units corresponding to Shares specified below, subject to the terms and conditions of this Agreement and of the Plan, which is incorporated in this Agreement by reference:

Participant’s Name:	[NAME]

Grant Date:	[GRANT DATE]

Total Number of Restricted Stock Units granted	[UNITS]

2.                                      Vesting.  The Restricted Stock Units subject to this Award shall vest [INSERT VESTING CRITERIA] (each such date being a “Vesting Date”), subject to the Participant’s continuous Service through the applicable Vesting Date, until all Restricted Stock Units subject to this Award are vested in full.  In no event shall any Restricted Stock Units vest after the Participant’s termination of Service.  [AS APPLICABLE:  Notwithstanding the foregoing, the Restricted Stock Units shall be subject to the provisions contained in Addendum A, which is attached to this Agreement, and to the terms and conditions of any change of control severance agreement between the Company or Employer (as defined in Section 7) and the Participant (a “COC Severance Agreement”).]

3.                                      Settlement of Vested Restricted Stock Units.  The Participant’s vested Restricted Stock Units shall be settled promptly after the applicable Vesting Date pursuant to Section 2, provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until the Participant has satisfied any applicable tax and/or other obligations pursuant to Section 9 below and such issuance otherwise complies with Applicable Laws.  The foregoing notwithstanding, Restricted Stock Units shall in no event be settled later than the later of (i) the March 15 of the calendar year after the applicable Vesting Date or (ii) the June 15 of the Company’s fiscal year after the applicable Vesting Date.  At the time of settlement, the Participant shall receive one Share for each vested Restricted Stock Unit, net of applicable withholdings.  The Company in its discretion may designate a brokerage firm to assist with settlement of Restricted Stock Units, or as the sole means for settlement of Restricted Stock Units.

4.                                      Nature of Restricted Stock Units.  The Restricted Stock Units are mere bookkeeping entries and represent only an unfunded and unsecured obligation of the Company to issue or deliver Shares on a future date.  As a holder of Restricted Stock Units, the Participant has no rights other than the rights of a general creditor of the Company.  The Restricted Stock Units carry neither voting rights nor rights to cash or other dividends.  The Participant has no rights as a shareholder of the Company by virtue of the Restricted Stock Units unless and until the Restricted Stock Units are settled by issuing or delivering Shares.

5.                                      Leave of Absence.  Unless otherwise determined by the Administrator, the following provisions shall apply in the case of an authorized leave of absence by Participant:

(a)                                 Subject to Applicable Laws and the terms of a written employment agreement, if any, between the Participant and the Company or a Subsidiary, no Restricted Stock Units subject to this Award shall vest after the 120th day of the leave of absence.  If Applicable Laws or the terms of a written employment agreement, if any, between the Participant and the Company or a Subsidiary provide for a later date upon which vesting may cease, then no Restricted Stock Units subject to this Award shall vest upon the earliest date possible under Applicable Laws or the employment agreement.

(b)                                 If vesting has ceased under Section 5(a) and Participant subsequently returns to active Service, vesting of the Restricted Stock Units subject to this Award shall resume on the 15th day of the month following the date on which Participant returns to active Service (for the avoidance of any doubt, the Participant shall not accrue vesting credit during the period between the date that the Participant ceased vesting and the date that vesting resumes after the Participant’s return to active Service as set forth in this Section 5(b)).

6.                                      Termination of Service.  If the Participant’s Service terminates for any reason (including by reason of death or Disability and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), all unvested Restricted Stock Units shall be forfeited effective on the date the Participant’s Service terminates.  The Participant’s date of termination of Service shall mean the date upon which Participant’s active Service terminates, regardless of any notice period or period in lieu of notice of termination of employment or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of a written employment agreement, if any. The Administrator shall have the exclusive discretion to determine when the Participant’s active Service terminates for purposes of this Award (i.e., when the Participant has ceased active performance of services for purposes of vesting in this Award), including whether a leave of absence constitutes a termination of Service for purposes of this Award.

7.                                      Recovery of Erroneously Awarded Compensation.  If the Participant is now or is hereafter subject to the Executive Clawback Policy adopted by the Company’s Board of Directors, or any committee thereof, or any similar policy providing for the recovery of Awards, Shares, proceeds, or payments to Participant in the event of fraud or other circumstances, then this Award, and any Shares or other payments resulting from settlement of the Restricted Stock Units or proceeds therefrom, are subject to potential recovery by the Company or the Participant’s employer (the “Employer”) under the circumstances set out in the Executive Clawback Policy or such other similar policy as in effect from time to time.

8.                                      Suspension or Cancellation for Misconduct.  If at any time (including after vesting but before settlement) the Administrator reasonably believes that the Participant has committed an act of misconduct as described in this Section 8, the Administrator may suspend the vesting or settlement of Restricted Stock Units, pending a determination of whether an act of misconduct has been committed.  If the Administrator determines that the Participant has committed an act of embezzlement, fraud or breach of fiduciary duty, or if the Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries, or induces any customer to breach a contract with the Company or any of its Subsidiaries or Affiliates, then this Agreement shall terminate immediately and cease to be outstanding.  Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties.  If the Participant holds the title of Vice President or above, the determination of the Administrator shall be subject to the approval of the Company’s Board of Directors.

9.                                      Responsibility for Taxes.

(a)                                 Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)                                 Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:  (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued upon vesting of the Restricted Stock Units, provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) hereof.  Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

(c)                                  Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The

Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

10.                               Compliance with Applicable Laws; No Company Liability.  No Shares shall be issued or delivered pursuant to the settlement of the Restricted Stock Units unless such issuance or delivery complies with Applicable Laws.  The Company shall not be liable to the Participant or other persons as to (a) the non-issuance or delivery of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance or delivery of any Shares hereunder and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, vesting or settlement of the Restricted Stock Units.

11.                               Non-Transferability of Restricted Stock Units.  The Restricted Stock Units and this Agreement may not be transferred in any manner otherwise than by will, by the laws of descent or distribution or, if the Company permits, by a written beneficiary designation.  The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, beneficiaries, successors and assigns of the Participant.

12.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13.                               Nature of Grant.  In accepting the grant, the Participant acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)                                 the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)                                  all decisions with respect to future Restricted Stock Units grants, if any, will be at the sole discretion of the Company;

(d)                                 the Participant’s participation in the Plan shall not create a right to further Service with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s Service at any time;

(e)                                  the Participant is voluntarily participating in the Plan;

(f)                                   the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Participant’s employment contract, if any;

(g)                                the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(h)                                 the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)                                     the grant of the Restricted Stock Units and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(j)                                    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k)                                 no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Participant’s Service by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) and, in consideration of the grant of the Restricted Stock Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives the ability, if any, to bring any such claim and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(l)                                     unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(m)                             neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar or the Swiss Franc, as applicable, that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

14.                               Data Privacy.

(a)                                 The Participant hereby consents to the collection, processing, use and transfer, in electronic or other form, of the Participant’s personal information (the “Data”) regarding the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan (including the Participant’s name, home address, telephone number, date of birth, social insurance number or other identification number, compensation, nationality and job title, details of all options, shares or other entitlement to securities awarded, canceled, exercised, vested, unvested or outstanding under the Plan or predecessor plans), by and among the Company and one or more its Subsidiaries and Affiliates, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan and in calculating the cost of the Plan.

(b)                                 The Participant further consents to the transfer of the Data to UBS AG and/or its affiliates (“UBS”), or to any other third parties assisting in the implementation, administration and management of the Plan, or in calculating the costs of the Plan, including any other third party assisting with the settlement of Restricted Stock Units under the Plan or with whom Shares acquired upon settlement of the Restricted Stock Units or cash from the sale of such Shares may be deposited.  The Participant further consents to the processing, possession, use and transfer of the Data by UBS and such other third parties for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan and in calculating the cost of the Plan.

(c)                                  The Participant understands and agrees that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ countries may have different data privacy laws and protections than the Participant’s country, and the Participant consents to the transfer of the Data to such countries.  Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries or Affiliates, or to UBS or any such third parties, is necessary for the Participant’s participation in the Plan.  The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data or require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting the Participant’s local human resources representative in writing.

(d)                                 Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or later seeks to revoke his or her consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant acknowledges that withdrawal of consent may affect the Participant’s ability to realize benefits from the Restricted Stock Units, and the Participant’s ability to participate in the Plan.

15.                               Exchange Control Acknowledgement.  Local foreign exchange laws may affect the grant of the Restricted Stock Units, the receipt of Shares upon settlement of the Restricted Stock Units, the sale of Shares received upon settlement of the Restricted Stock Units and/or the receipt of dividends or dividend equivalents (if any).  Such laws may affect the Participant’s ability to hold funds outside of the Participant’s country and may require the repatriation of any cash, dividends or dividend equivalents received in connection with the Restricted Stock Units.  The Participant is responsible for being aware of  and satisfying any exchange control requirements that may be necessary in connection with the Restricted Stock Units.  Neither the Company nor any of its Subsidiaries or Affiliates will be responsible for such requirements or liable for the failure on the Participant’s part to know and abide by the requirements that are the Participant’s responsibility.  The Participant should consult with his or her own personal legal advisers to ensure compliance with local laws.

16.                               Adjustments Upon Changes in Capitalization.  In the event of a declaration of a stock dividend, a stock split, combination or reclassification of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall equitably adjust the number and kind of Restricted Stock Units or other securities which are subject to this Agreement, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under this Agreement.

17.                               Entire Agreement; Governing Law.  The Plan, this Agreement (including Addendum A) and any COC Severance Agreement constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter of this Agreement.  This Agreement is governed by the internal substantive laws, but not the choice of law rules of Switzerland (the Company’s jurisdiction of organization).

18.                               Language.  If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.                              Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.                               Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.                               Appendix.  The Restricted Stock Units and any Shares subject to the Restricted Stock Units shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for the Participant’s country.  Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.

22.                             Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

*   *   *

By the Participant’s agreement to this Agreement, the Participant agrees that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement.  The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement.

In order to agree to this Agreement, please click “I Agree” below.

LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN

ADDENDUM A

Change in Control Severance Provisions

The following provisions shall be incorporated into the Restricted Stock Unit Agreement to which this Addendum A is attached.  To the extent any capitalized terms used in this Addendum A are not defined, they shall have the meanings given to them in the Agreement or the Plan, as applicable.

(a)                                 Acceleration of Vesting.  All Restricted Stock Units shall immediately vest if the Company is subject to a Change in Control before the Participant experiences a Separation from Service and either of the following events occurs:

(i)                                     An Involuntary Termination within 12 months after such Change in Control.

(ii)                                 a Demotion within 12 months after such Change in Control followed by a Separation from Service by the Participant due to a resignation of employment with the Company or Employer by the Participant within 60 days after the Participant has satisfied the Service Period Requirement.

(b)                                 Settlement.  All unvested Restricted Stock Units that vest pursuant to Section (a) above shall be settled in accordance with Section 3 of the Agreement, provided that “Vesting Date” for purposes of Section 3 of the Agreement shall mean the earlier of (a)(i) or (a)(ii) of this Addendum A.

(c)                                  Definitions.  The following definitions shall apply for purposes of this Addendum A:

(i)                                     Base Salary.  The term “Base Salary” shall mean the greater of (i) the Participant’s annual base salary, as in effect immediately prior to the Participant’s termination of employment with the Company or Employer, or (ii) the Participant’s annual base salary as in effect on the effective date of the COC Severance Agreement.

(ii)                                 Cause.  The term “Cause” shall mean (A) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as a Participant that is intended to result in substantial personal enrichment of the Participant, (B) the Participant’s conviction of a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (C) a willful act by the Participant that constitutes misconduct and is injurious to the Company or (D) continued willful violations by the Participant of the Participant’s obligations to the Company after there has been delivered to the Participant a written demand for performance from the Company that describes the basis for the Company’s belief that the Participant has not substantially performed his or her duties.

(iii)                             Change in Control.  The term “Change in Control” shall mean the occurrence of any of the following events:

(A)                               A merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(B)                               The complete liquidation of the Company;

(C)                               The sale or other disposition by the Company of all or substantially all of the Company’s assets; or

(D)                               Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

(iv)                           Demotion.  “Demotion” shall mean a material reduction of the Participant’s duties, position or responsibilities relative to the Participant’s duties, position or responsibilities in effect immediately prior to such reduction, without the Participant’s express written consent.  Such reduction shall not be considered a “Demotion” unless (i) the Participant gives the Company written notice of such reduction within 90 days after such reduction occurs and (ii) the Company fails to remedy such reduction within 30 days after receiving the Participant’s written notice.

(v)                                Good Reason.  The term “Good Reason” shall mean (A) a substantial reduction of the facilities and perquisites (including office space and location) available to the Participant immediately prior to such reduction, without the Participant’s express written consent and without good business reasons, (B) a material reduction of the Participant’s Base Salary, (C) a material reduction in the kind or level of Participant benefits to which the Participant is entitled immediately prior to such reduction, with the result that the Participant’s overall benefits package is significantly reduced, (D) the relocation of the Participant to a facility or location more than 30 miles from his or her current location, without the Participant’s express written consent, or (E) the Company’s failure to obtain the assumption by any successor of the Company of any COC Severance Agreement (to the extent contemplated under such COC Severance Agreement).  Clause (C) above shall not apply in the event of any reduction of the amount of the bonus actually paid but shall apply in the event of a material reduction of the target bonus or bonus opportunity.  A condition shall not be considered “Good Reason” unless the Participant gives the Company (or a successor of the Company, if applicable) written notice of such condition within 90 days after such condition comes into existence and the Company (or a successor of the Company, if applicable) fails to remedy such condition within 30 days after receiving the Participant’s written notice.

(vi)                              Involuntary Termination.  The term “Involuntary Termination” shall mean that a Participant experiences a Separation from Service caused by (i) a termination by the Company or Employer of the Participant’s employment with the Company or Employer that is not effected for Cause or (ii) a resignation by the Participant of his or her employment with the Company or Employer for Good Reason.

(vii)                        Service Period Requirement.  The term “Service Period Requirement” means that the Participant has remained employed by the Company or Employer until the earlier to occur of (A) the date twelve (12) months after the Demotion or (B) the date when the Participant is subject to an Involuntary Termination.

(viii)                        Separation from Service.  The term “Separation from Service” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

(d)                               Effect of Change of Control Severance Agreement.  Notwithstanding any provisions in this Addendum A, the applicable provisions contained in any COC Severance Agreement shall supersede the provisions contained in this Addendum A.

LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF

RESTRICTED STOCK UNIT AGREEMENT

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to the Participant under the Plan if the Participant resides in one of the countries listed below.  Capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan and/or the Agreement.

This Appendix also includes information regarding securities law and other issues of which the Participant should be aware with respect to participation in the Plan.  The information is based on the securities law and other laws in effect in the respective countries as of November 2012.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result.  Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant currently working or transfers employment between countries after the Grant Date, the Participant may be subject to the special terms and conditions for more than one country and/or the information for more than one country may be applicable to the Participant. It is also possible that the special terms and conditions and the information may not be applicable to the Participant in such a case.